Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports Third Quarter 2008 Results
NEW YORK, NY — October 28, 2008 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended September 30, 2008.
Highlights included:
•	Operating Results: Reported net income of $13.7 million or $0.61 per share for the third quarter of 2008.
•	Portfolio Performance:
•
As of September 30, 2008, the Company’s loan portfolio consisted of 80 assets with an aggregate net book value of $2 billion. During the quarter, one $5 million loan was classified as non performing. At quarter end, three loans with an aggregate net book value of $17 million ($67 million gross book value including $50 million in reserves) were classified as non performing. No reserve for loan losses was recorded during the quarter.

•
As of September 30, 2008, the Company’s CMBS portfolio was comprised of 77 securities with an aggregate book value of $851 million. During the quarter, the Company’s CMBS portfolio experienced five upgrades and no downgrades. At quarter end, 69% of the CMBS portfolio was rated investment grade and over 80% of the portfolio was pre-2006 vintage.

•	Capital Markets: Completed the extension of all repurchase facilities maturing in 2008:
•	Extended $250 million master repurchase agreement with Citigroup for one year.
•	Extended $300 million master repurchase agreement with Morgan Stanley for one year.
•	On October 24, 2008, extended $355 million of master repurchase agreements with JP Morgan for two years.
•
Liquidity: At quarter end, the Company had $175 million of liquidity comprised of $115 million of cash, $18 million of restricted cash and $42 million of immediately available borrowings under repurchase agreements.

•	Originations: During the quarter, the Company originated $200 million of new investments, all of which were for its managed funds.
•
Investment Management: Completed the seventh and final closing of CT Opportunities Partners I, LP bringing total equity commitments to $540 million. As of September 30, 2008, the Company’s currently investing vehicles have $1 billion in undeployed equity capital commitments.

•	Dividends: Paid a regular third quarter dividend of $0.60 per share.
“As I have said many times, our job in this environment is to manage credit, maintain financing and raise new capital” said John Klopp, Capital Trust’s CEO. “In the face of unprecedented turmoil and pain in the financial markets, Capital Trust made progress on all three fronts in the third quarter. We fully expect that more challenges lie ahead, but believe that Capital Trust is positioned to prevail.”
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, October 29, 2008 to discuss third quarter 2008 results. Interested parties can access the call toll free by dialing 800-862-9098 or 785-424-1051 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on October 29, 2008 through midnight on November 12, 2008. The replay call number is 800-677-7320 or 402-220-0666 for international callers.
Balance Sheet
Total assets were $3.1 billion at September 30, 2008. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $2.9 billion at September 30, 2008 and had a weighted average yield of 7.04%.
•	$2.0 billion (71%) of the portfolio was comprised of loan investments with a weighted average yield of 6.99%.
•	$851 million (29%) of the portfolio was comprised of CMBS investments with a weighted average yield of 7.17%.
During the third quarter of 2008, $46 million of the Company’s interest earning assets were repaid and the Company funded $22 million of commitments under existing loans.
During the quarter, one subordinate mortgage loan with an outstanding balance of $5 million, secured by a multifamily property, was classified as non performing. The Company did not record a reserve against this loan given its expectation for a full recovery.
As of quarter end, including the aforementioned loan, the Company had three loans with an aggregate net book value of $17 million ($67 million gross book value, net of $50 million of reserves) that were classified as non performing. The two pre-existing non performing loans are: (i) a mezzanine loan with an outstanding balance of $50 million and secured by a portfolio of office properties for which a provision for loan losses in the amount of $50 million was recorded in the second quarter of 2008; and (ii) a $12 million pari passu participation in a first mortgage loan secured by a multifamily property that ceased making payments in the first quarter of 2008. Subsequent to third quarter end, the Company foreclosed on the collateral. The Company has not recorded a provision for loan loss against this investment. The Company did not accrue interest on the two pre-existing non performing loans in the third quarter. No reserve for loan losses was recorded during the quarter.

At September 30, 2008, the Company had two equity investments in unconsolidated subsidiaries, both co-investments in funds sponsored and managed by the Company: CT Mezzanine Partners III, Inc. (“Fund III”) and CT Opportunity Partners I, LP (“CTOPI”).
Interest Bearing Liabilities (CDOs, repurchase agreements, the senior unsecured credit facility, and junior subordinated debentures) totaled $2.2 billion at September 30, 2008, of which $1.2 billion (53%) were comprised of CDOs that provide non-recourse, non-mark-to-market, index matched financing. The balance of the Company’s liabilities was in the form of repurchase obligations and secured debt totaling $816 million (37%), borrowings under the senior unsecured credit facility totaling $100 million (4%) and junior subordinated debentures totaling $129 million (6%). At quarter end, the Company’s $2.2 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 5.03% and a weighted average all-in cost of 5.27%.
At September 30, 2008, the Company’s GAAP shareholders’ equity was $478 million. Based on shareholders’ equity at quarter end, book value per share was $21.49. Included in these calculations are 5,544 dilutive shares issuable upon the exercise of outstanding options as of September 30, 2008.
At September 30, 2008, the Company had total immediate liquidity of $175 million comprised of $115 million in unrestricted cash, $18 million in restricted cash and $42 million of immediately available liquidity from repurchase agreements. At September 30, 2008, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 4.6-to-1.
Investment Management
At September 30, 2008, the Company managed five private equity funds and one separate account with total assets of $1.5 billion and had undeployed equity commitments of $1.0 billion in our currently investing vehicles, CTOPI and CT High Grade Partners II, LLC (“CT High Grade II”). All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). Three of these funds, Fund III, CT Large Loan 2006, Inc., and CTX Fund I, L.P., have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CTOPI and CT High Grade II are investing and capitalized with $540 million and $667 million of equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI and the Company does not have a co-investment in CT High Grade II. The separate account, CT High Grade Mezzanine, has $344 million of assets and its investment period ended in July 2008.

Operating Results Comparison
Income from loans and other investments
A decline in Interest Earning Assets ($89 million or 3% from September 30, 2007 to September 30, 2008) and a 52% decrease in average LIBOR contributed to a $20.6 million (32%) decrease in interest income between the third quarter of 2007 and the third quarter of 2008. Lower LIBOR and lower levels of leverage resulted in a $15.5 million, or 36%, decrease in interest expense for the period. On a net basis, net interest income decreased by $5.0 million, or 24%.
Management fees
Base management fees from the investment management business increased $2.4 million (212%) during the third quarter of 2008 compared with the third quarter of 2007. The increase was attributed primarily to $2.4 million of new fee revenue earned from CTOPI.
Servicing fees
Servicing fees declined $57,000 or 33% from the third quarter of 2007 to 2008.
Other revenue
Other revenue increased by $310,000, or 179%, from the third quarter of 2007 to the third quarter of 2008 primarily from investing higher levels of cash in interest bearing accounts.
General and administrative expenses
General and administrative expenses include compensation and benefits for employees, operating expenses and professional fees. Total general and administrative expenses decreased 17% between the third quarter of 2007 and the third quarter of 2008. The decrease was primarily a result of lower levels of employment costs.
Depreciation and amortization
Depreciation and amortization decreased by $48,000 or 79% between the third quarter of 2007 and the third quarter of 2008 due primarily to the capitalized costs associated with Fund III being fully amortized during the first quarter of 2008.
Loss from equity investments
The loss from equity investments in the third quarter of 2008 resulted primarily from our share of operating losses at Fund III and CTOPI. The loss from equity investments in the third quarter of 2007 resulted primarily from the Company’s portion of operating losses of $157,000 at Bracor offset by $48,000 of income from Fund III. The Company sold its investment in Bracor during the fourth quarter of 2007.
Income taxes
The Company did not pay any taxes at the REIT level in either the third quarter of 2007 or 2008. However, CTIMCO, the Company’s investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings. In the third quarter of 2008, CTIMCO recorded operating income before income taxes of $1.3 million, which when combined with GAAP to tax differences and changes in valuation allowances resulted in a provision for income taxes of $26,000. In the third quarter of 2007, CTIMCO recorded an operating loss before income taxes of $2.0 million, which resulted in an income tax benefit of $955,000, $905,000 of which was reserved and $50,000 of which was recorded.

Net income
Net income decreased by $1.8 million from the third quarter of 2007 to the third quarter of 2008. The decrease in net income was primarily attributed to a $5.0 million decrease in net interest margin offset by an increase of $2.4 million in management fees. On a diluted per share basis, net income was $0.61 and $0.87 in the third quarter of 2008 and 2007, respectively.
Dividends
The regular dividend for the third quarter of 2008 was $0.60 per share, a decline of $0.20 per share from the third quarter of 2007.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(in thousands, except per share data)

	September 30,	December 31,
Assets	2008	2007
	(unaudited)	(audited)

Cash and cash equivalents	$115,240	$25,829
Restricted cash	18,231	5,696
Commercial mortgage backed securities	851,371	876,864
Loans receivable, net	2,044,408	2,257,563
Equity investment in unconsolidated subsidiaries	3,822	977
Deposits and other receivables	790	3,927
Accrued interest receivable	12,065	15,091
Interest rate hedge assets	13	—
Deferred income taxes	4,160	3,659
Prepaid and other assets	17,619	21,876

Total assets	$3,067,719	$3,211,482

Liabilities & Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$26,783	$65,682
Repurchase obligations and secured debt	816,208	911,857
Collateralized debt obligations	1,158,787	1,192,299
Senior unsecured credit facility	100,000	75,000
Junior subordinated debentures	128,875	128,875
Participations sold	337,015	408,351
Interest rate hedge liabilities	19,932	18,686
Deferred origination fees and other revenue	1,639	2,495

Total liabilities	2,589,239	2,803,245

Shareholders’ equity:
Class A common stock $0.01 par value 100,000 shares authorized, 21,730 and 17,166 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively (“class A common stock”)	217	172
Restricted class A common stock $0.01 par value, 360 and 424 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	4	4
Additional paid-in capital	554,454	426,113
Accumulated other comprehensive loss	(12,152)	(8,684)
Accumulated deficit	(64,043)	(9,368)

Total shareholders’ equity	478,480	408,237

Total liabilities and shareholders’ equity	$3,067,719	$3,211,482

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2008 and 2007
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Income from loans and other investments:
Interest and related income	$44,141	$64,712	$149,725	$190,959
Less: Interest and related expenses	28,175	43,716	98,918	120,008

Income from loans and other investments, net	15,966	20,996	50,807	70,951

Other revenues:
Management fees	3,477	1,115	9,827	2,446
Incentive management fees	—	—	—	962
Servicing fees	116	173	337	285
Other interest income	483	173	1,307	754

Total other revenues	4,076	1,461	11,471	4,447

Other expenses:
General and administrative	5,711	6,840	18,819	21,483
Depreciation and amortization	13	61	140	1,450

Total other expenses	5,724	6,901	18,959	22,933

Gain on extinguishment of debt	—	—	6,000	—
(Provision for)/recovery of losses on loan impairment	—	—	(56,000)	4,000
Gain on sale of investments	—	—	374	—
Loss from equity investments	(625)	(109)	(549)	(1,042)

Income (loss) before income taxes	13,693	15,447	(6,856)	55,423
Income tax provision (benefit)	26	(50)	(475)	(304)

Net income (loss)	$13,667	$15,497	$(6,381)	$55,727

Per share information:
Net income (loss) earnings per share of common stock:
Basic	$0.61	$0.88	$(0.31)	$3.17

Diluted	$0.61	$0.87	$(0.31)	$3.14

Weighted average shares of common stock outstanding:
Basic	22,247,042	17,594,047	20,707,262	17,555,724

Diluted	22,250,631	17,717,282	20,707,262	17,719,881

Dividends declared per share of common stock	$0.60	$0.80	$2.20	$2.40